Exhibit 10.3 (c)
THIRD AMENDMENT TO
THE CENTURY TELEPHONE ENTERPRISES, INC.,
NOW CENTURYTEL, INC.
SUPPLEMENTAL DOLLARS & SENSE PLAN
1998 RESTATEMENT

This Third Amendment to the Century Telephone Enterprises, Inc. (now CenturyTel, Inc.) Supplemental Dollars & Sense Plan 1998 Restatement ("Plan") is effective November 17, 2005.

WHEREAS, Article XIV permits the Board of Directors to amend or terminate the Plan; and

WHEREAS, the name of the Plan needs to be changed to reflect the change of the corporate name from Century Telephone Enterprises, Inc. to CenturyTel, Inc.; and

WHEREAS, at its meeting on November 17, 2005, the Board approved a recommendation from the Compensation Committee that the Plan be amended to reduce a Participant’s Account Balance by the amount he elected to have transferred to the CenturyTel, Inc. Retirement Plan, if any, or by the amount he elected to have distributed to him in 2005; and

WHEREAS, Q&A-20(a) of IRS Notice 2005-1 permits the Plan to be amended to allow a Participant during all or part of the calendar year 2005 to terminate participation in the Plan or cancel a deferral election without causing the Plan to fail to conform to the provisions of Internal Revenue Code (“Code”) §409A(a)(2), (3) or (4), provided that the amount subject to the termination or cancellation is included in the Participant's income in the calendar year 2005; and

WHEREAS, Proposed Treasury Regulation §1.409A-3(h)(3) permits the reduction of a Participant's Account Balance in this Plan in connection with an increase in the Participant's account balance in the CenturyTel, Inc. Retirement Plan and in the CenturyTel, Inc. Dollars & Sense Plan; and

WHEREAS, in connection with the termination of the CenturyTel, Inc. Supplemental Defined Contribution Plan ("SDC Plan"), some inactive Participants were permitted to and did elect to transfer their account balances in that plan to another nonqualified plan of CenturyTel, Inc., and a Transfer Account needs to be created in this Plan to receive such transferred account balances and to continue payments to such Participants from such Transfer Accounts; and

NOW, THEREFORE, the Plan is amended effective November 17, 2005 as follows:

I.

Delete the name "Century Telephone Enterprises, Inc." each place that it appears in the Plan and insert in its place "CenturyTel, Inc.".

II.

Amend Section 2.02 to read as follows:

2.02 "ACCOUNT BALANCE", as of a given date, shall mean the fair market value of a Participant's Account as determined by the Committee. In 2005, each active Participant shall be given the right to elect to have his Account Balance transferred to the CenturyTel, Inc. Retirement Plan (“Retirement Plan”) to the extent permitted under the QSERP concept (i.e. to the extent possible given discrimination limitations applicable to the Retirement Plan). Each Participant's Account Balance shall be reduced by the amount of the liability to such Participant which is transferred to the Retirement Plan. In 2005, under the Code §409A transition rules, each Participant shall also be given the right to elect to take a distribution of the portion of his Account Balance that is not transferred to the Retirement Plan. Each Participant’s Account Balance shall be reduced by the amount distributed to him in 2005. Each Participant's Account Balance shall also be reduced by an amount equal to any Profit Sharing Contribution to such Participant's Profit Sharing Account in the CenturyTel, Inc. Dollars & Sense Plan at such time such contribution is made in 2005 and future years.

III.

Add Section 2.18 to read as follows:

2.18 “TRANSFER ACCOUNT” means the account established under this Plan in accordance with Section 4.01.

IV.

Add the following at the end of Section 4.01:

A Transfer Account shall be established on behalf of each former inactive Participant in the CenturyTel, Inc. Supplemental Defined Contribution Plan ("SDC Plan") who elected to have his account balance in that plan transferred to another nonqualified plan of the Company. Such Transfer Account shall hold the amount transferred from that plan to this Plan for each such inactive Participant. Such Transfer Account shall be treated as if it were an Account under this Plan, except that in lieu of any other earnings, the balance in each Transfer Account shall be credited with interest at the rate equal to the 6 month Treasury bill rate adjusted each January 1, payments shall be made directly by the Company and not by the Trustee of any Rabbi Trust, and the form of payment shall be the form of payment the Participant elected under the SDC Plan and not a lump sum cash payment under Section 9.01.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Amendment on this 29th day of December, 2005.

CENTURYTEL, INC.
By: /s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.,
Executive Vice-President and Chief Financial Officer